EXHIBIT 99.1

Somerset Hills Bancorp Reports Increased 2012 Second Quarter and Six-Month Earnings; Declares Cash Dividend of $0.08 Per Share

BERNARDSVILLE, N.J., July 19, 2012 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), today reported net income of $901,000, or $0.17 per diluted share, for the second quarter of 2012, and $1.7 million, or $0.32 per diluted share, for the first six months of 2012. In 2011, second quarter net income was $651,000, or $0.12 per diluted share, and first half net income was $1.3 million, or $0.23 per diluted share. The Company realized securities gains of $161,000 pretax ($97,000 after taxes) during the second quarter of 2012 and $9,000 pretax ($5,000 after taxes) in the first quarter of 2011. Excluding securities gains, the Company's second quarter net income increased by 23.5% and its six-month net income increased by 30.0% over the comparable prior year periods.

Stewart E. McClure, Jr., President and CEO stated, "The Company's overall financial performance continues to improve despite a challenging operating environment marked by high levels of unemployment and weak real estate valuations. The current low interest rate environment continues to pressure the banking industry's net interest margins as longer term assets reprice at increasingly lower levels. Despite this, our performance remains strong in several measurable ways. First, our earnings in the current year have increased by well over 20% from prior year levels. Second, our balance sheet continues to grow organically. Both total loans and total deposits increased from the end of the first quarter by approximately 3%, equating to about 12% on an annualized basis. Third, our credit quality remains among the best in the industry. More than 99.95% of our assets are performing. And fourth, our culture of cost containment has resulted in further declines in operating expenses. Our efficiency ratio improved to 61.4% in the current quarter, down from 68.4% in the prior year quarter."

Fully taxable equivalent ("FTE") net interest income for the second quarter of 2012 totaled $3.0 million, an increase of $50,000, or 1.7%, from the year ago quarter. FTE net interest income for the first half of 2012 totaled $6.2 million, an increase of $272,000, or 4.6%, from $5.9 million earned in the prior year first half. The increases in FTE net interest income were primarily due to increases in interest-earning assets, which grew by 4.9% in the quarter comparison and by 7.8% in the first half comparison. The benefit to net interest income from higher interest-earning assets was partially offset by a contraction in the net interest margin, which narrowed by 11 basis points to 3.71% in the current quarter from the prior year quarter and by 13 basis points to 3.77% in the first half of 2012 from the first half of 2011. Growth in average interest-earning assets was primarily due to loan growth. Average total loans increased by 6.7% in the quarter comparison and by 7.4% in the first half comparison. The Bank's net interest income has continued to increase despite margin compression resulting from the maturity, prepayment or contractual repricing of loans and securities in this extended period of low interest rates.

Non-interest income increased to $712,000 and $1.3 million in the second quarter and first half of 2012, respectively, from $368,000 and $765,000 in the second quarter and first half of 2011, respectively. During the second quarter of 2012, the Bank sold $5.5 million of available-for-sale investment securities as part of its asset liability management strategy to maintain asset durations in light of loan portfolio growth. The sales resulted in net securities gains of $161,000. The increases in non-interest income were also due to increased origination volume and sales of residential loans at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank. Mortgage originations increased due to higher residential mortgage refinancing activity, which is typically elevated during periods of low interest rates. Gains on the sale of loans totaled $314,000 and $621,000 in the second quarter and first half of 2012, respectively, versus $139,000 and $286,000 in the comparable 2011 periods.

Non-interest expenses decreased by 3.9% to $2.2 million in the second quarter of 2012 from $2.3 million in the prior year second quarter, and by 2.7% to $4.5 million in the first half of 2012 from $4.6 million in the prior year first half. The declines in operating expenses were due primarily to decreases in occupancy, data processing and FDIC premium costs. Management continues its expense containment efforts which have yielded cost savings in many areas of the Company's operations.

The Company recorded provisions for income taxes of $500,000 and $938,000 for the second quarter and first half of 2012, respectively, versus $322,000 and $562,000 for the second quarter and first half of 2011, respectively. The effective tax rates were 35.7% and 35.3% for the second quarter and first half of 2012, respectively, versus 33.1% and 30.9% for the second quarter and first half of 2011, respectively.  The increase in the effective tax rates for 2012 was due to an increase in revenue from taxable sources.

The second quarter provision for loan losses was $90,000 in 2012 versus $30,000 in 2011, while the first half provision for loan losses was $165,000 in 2012 versus $105,000 in 2011. Net charge-offs totaled $2,000 during the second quarter 2012 versus a net recovery of $3,000 for the second quarter 2011. For the first half of 2012, net charge-offs totaled $58,000 versus a net recovery of $6,000 for the first half of 2011. The allowance for loan losses was $3.1 million, or 1.30% of total loans, at June 30, 2012 versus $3.0 million, or 1.34% of total loans, at June 30, 2011. Non-accrual loans at June 30, 2012 totaled $141,000, representing 0.06% of total loans, down from $253,000, or 0.11% of total loans one year ago. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.04% at June 30, 2012 and 0.07% at June 30, 2011. The Company had no OREO at both June 30, 2012 and 2011 and troubled debt restructured loans ("TDRs") totaling $342,000 at June 30, 2012 and $734,000 at June 30, 2011. As of June 30, 2012, the Company had $1,245,000 in loans delinquent 30 to 89 days, representing 0.52% of total loans, versus $498,000, or 0.22%, of total loans at the end of the prior year's second quarter.

As of June 30, 2012, the Company's tangible common equity ratio and tangible book value per share were 11.60% and $7.70, respectively. As of June 30, 2011, the Company's tangible common equity ratio and tangible book value per share were 11.92% and $7.40, respectively.

Based upon the Company's second quarter performance, the Board of Directors declared a quarterly cash dividend of $0.08 per share payable August 31, 2012 to shareholders of record as of August 17, 2012.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended June 30
($ in thousands except per share data)	2012	2011

Income Statement Data:
Net interest income	$ 2,969	$ 2,913
Provision for loan losses	90	30
Net interest income after prov. for loan losses	2,879	2,883
Non-interest income	712	368
Non-interest expense	2,190	2,278
Income before income taxes	1,401	973
Income tax expense	500	322
Net income	$ 901	$ 651
Diluted earnings per share	$ 0.17	$ 0.12

Balance Sheet Data:
At period end--
Total assets	$ 353,522	$ 338,456
Loans, net	235,682	219,274
Loans held for sale	2,181	2,945
Allowance for loan losses	3,089	2,986
Investment securities held to maturity	9,560	10,739
Investment securities held for sale	31,971	34,859
Deposits	303,486	285,514
Borrowings	7,500	11,000
Shareholders' equity	41,014	40,349
Book value per share	$ 7.70	$ 7.40
Tangible common equity ratio	11.60%	11.92%
Average for the period--
Interest-earning assets	326,622	311,358
Total assets	347,083	331,931
Shareholders' equity	41,266	40,369
Shares outstanding - diluted (thousands)	5,370	5,454

Performance Ratios:
Return on average assets	1.03%	0.79%
Return on average equity	8.69%	6.47%
Net interest margin (FTE)	3.71%	3.82%
Efficiency ratio	61.4%	68.4%

Asset Quality:
Net charge-offs (recoveries)	2	(3)
At period end--
Nonaccrual loans	141	253
OREO property	--	--
Total nonperforming assets	141	253
Troubled debt restructured loans	342	734
Nonaccrual loans to total loans	0.06%	0.11%
Nonperforming assets to total assets	0.04%	0.07%
Allowance for loan losses to total loans	1.30%	1.34%
Allowance as a % of nonperforming loans	2,191%	1,180%

SOMERSET HILLS BANCORP
Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011

INTEREST INCOME

Loans, including fees	$ 2,951	$ 2,945	$ 5,977	$ 5,816
Investment securities	330	397	733	826
Interest bearing deposits with other banks	27	34	53	60
Total interest income	3,308	3,376	6,763	6,702

INTEREST EXPENSE
Deposits	273	371	564	730
Federal Home Loan Bank advances	66	92	131	184
Total interest expense	339	463	695	914

Net interest income	2,969	2,913	6,068	5,788

PROVISION FOR LOAN LOSSES	90	30	165	105

Net interest income after provision for loan losses	2,879	2,883	5,903	5,683

NON-INTEREST INCOME
Service fees on deposit accounts	76	69	147	144
Gains on sales of mortgage loans, net	314	139	621	286
Bank owned life insurance	68	72	135	143
Gain on sales of investment securities, net	161	--	161	9
Other income	93	88	199	183
Total Non-Interest Income	712	368	1,263	765

NON-INTEREST EXPENSE
Salaries and employee benefits	1,291	1,288	2,658	2,606
Occupancy expense	332	361	681	774
Advertising and business promotions	32	40	61	69
Printing stationery and supplies	35	38	80	81
Data processing	122	138	252	272
Other operating expense	378	413	775	830
Total Non-Interest Expense	2,190	2,278	4,507	4,632

Income before provision for taxes	1,401	973	2,659	1,816

PROVISION FOR INCOME TAXES	500	322	938	562

Net income	$ 901	$ 651	$ 1,721	$ 1,254

Diluted earnings per common share	$ 0.17	$ 0.12	$ 0.32	$ 0.23

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)
(unaudited)

	June 30, 2012	December 31, 2011

ASSETS

Cash and due from banks	$ 6,799	$ 4,588
Interest bearing deposits at other banks	49,712	55,411
Total cash and cash equivalents	56,511	59,999

Loans held for sale	2,181	2,969
Investment securities held to maturity (Approximate market value of $9,799 in 2012 and $10,849 in 2011)	9,560	10,738
Investments available for sale	31,971	43,579

Loans receivable	238,771	232,485
Less allowance for loan losses	(3,089)	(2,982)

Net loans receivable	235,682	229,503

Premises and equipment, net	4,927	4,996
Bank owned life insurance	8,111	8,000
Accrued interest receivable	1,092	1,168
Prepaid expenses	872	985
Other assets	2,615	2,088

Total assets	$ 353,522	$ 364,025

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$ 77,153	$ 80,532
Interest bearing deposits
Now, M/M and savings	188,243	193,276
Certificates of deposit, under $100,000	19,323	20,875
Certificates of deposit, $100,000 and over	18,767	20,031

Total deposits	303,486	314,714

Federal Home Loan Bank advances	7,500	7,500
Other liabilities	1,522	1,442

Total liabilities	312,508	323,656

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	--	--
Common stock- authorized 9,000,000 shares of no par value; issued and outstanding, 5,324,703 shares in 2012 and 5,344,648 shares in 2011	36,826	36,972
Retained earnings	3,529	2,608
Accumulated other comprehensive income	659	789

Total stockholders' equity	41,014	40,369

Total liabilities and stockholders' equity	$ 353,522	$ 364,025
CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         William S. Burns
         Executive VP & CFO
         908.630.5018